Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

THIS DOCUMENT CONSTITUTES A BINDING SUMMARY OF TERMS AND CONDITIONS
(hereinafter, the “TS”) of a Reseller License Agreement to be executed by and between MultiplAI Health Ltd and OmnigenicsAI Corp. (the “Transaction”).

Parties

MultiplAI Health Ltd, a private limited company formed under the laws of England and Wales, with registered address at The Bradfield Centre, 184 Cambridge Science Park, Milton Road, Cambridge, CB4 0GA, United Kingdom (“MultiplAI”)

OmnigenicsAI Corp a Cayman Islands exempted company and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands, KY1-9009 (“OmnigenicsAI”)

Heritas Ltd., a Cayman Islands exempted company, formerly Heritas Corp., a Delaware corporation, and any predecessor or successor thereof (“Heritas”).

SPA and BCA Agreements

MultiplAI and Heritas entered into a Share Purchase Agreement dated January 23, 2024, and an Amended and Restated Share Purchase Agreement dated March 13, 2024, for the sale and purchase of MultiplAI (the “SPA”).

On March 25, 2024, APx Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), OmnigenicsAI, OmnigenicsAI Merger Sub Limited, a Cayman Islands exempted company and a direct wholly owned subsidiary of OmnigenicsAI (“Merger Sub”) and MultiplAI entered into a Business Combination Agreement (“BCA”) whereby Merger Sub will merge with and into SPAC (the “Merger”) with SPAC being the surviving entity and becoming a wholly-owned subsidiary of OmnigenicsAI.

The closing of the SPA is conditioned on the closing of the transactions contemplated in BCA.

MultiplAI and Heritas/OmnigenicsAI agreed to terminate the SPA and agreed to terminate MultiplAI’s participation in the BCA accordingly.

Credit Line Agreement

On February 9, 2024, MultiplAI and Heritas entered into a Credit Line Loan Agreement under which Heritas Ltd. granted to MultiplAI a credit facility up to the amount of US$ 500,000 (Five Hundred Thousand United States Dollars) for the purpose of funds for capital working. Up to date, Heritas has disbursed US$360,000 which accrues interest at the tax rate of 11% that means US$395,260. The Maturity Date of the Credit Line is on February 09, 2025 (the “Debt”).

Reseller appointment

Subject to the further terms to be agreed in a Reseller Licence Agreement (the “RLA”), MultiplAI agrees to appoint OmnigenicsAI as exclusive reseller of the Product (as defined below) in the Territories.

Term	For five (5) calendar years from the effective date of the RLA i.e. from January 1 2025 until midnight 31 December 2030.
Termination	Parties agree on minimum sales target to be achieved before year 3, which permits MultiplAI to terminate RLA if OmnigenicsAI has not achieved the sales floor target.
Product

The proprietary MultiplAI blood-based, laboratory developed screening test that examines gene expression profiles as surrogate markers for the presence of calcified atherosclerotic plaque, coronary artery disease (CAD), and steatotic liver disease (SLD), which produces a Report based on the Input File.

The “Input File” refers to a sequencing raw data file such a FastQ file that is compatible with MultiplAI’s dry lab pipeline.

The report generated based on the processing of the Input File prediction scores for the indicated pathology (the “Report”). The combination of the Input File, processing and generation of the Report constitutes the Product.

Reseller Licence	An exclusive and non-transferable license granted to OmnigenicsAI to market, promote, and sell the defined Product, and the data derived from the Product, within the defined Territories.
Reseller Licence Agreement (RLA)

The comprehensive agreement outlining the terms and conditions under which the Reseller Licence is granted and the Reseller is permitted to market, promote and sell the Products in the agreed Territories.

MultiplAI obligations

Under the RLA, subject to payment of the agreed Product Charges MultiplAI agrees to process Input File generated by Omnigenics and produce a Report that informs the predicted score for the detection of the pathologies defined as the Product.

Reseller Access Fee	Access Fee: A fee paid by the Reseller to MultiplAI under the Reseller Licence Agreement (RLA) of the amount of US$[***] that shall be paid as mentioned below.
Reseller discount – Reseller Access Fee Fee

The Reseller Access Fee over the Term shall be discounted by [***]% of the valued at US$[***], that means US$[***] that includes (once off benefits)

-      Initial consultancy fees for set-up of Wetlab (excluding any associated costs and expenses)

-      One training and support session

-      Right to resell the Product in the Territories

-      Right to co-brand the Product

On January 1st 2025 the Reseller Access Fee shall be set-off against the Debt, reducing the Debt up to US$[***] (the “Remaining Debt”).

Pilot Products

For the first three (3) years of the Term, OmnigenicsAI shall be granted an entitlement of 200 Products each year to be used for pilots and sales, for the Remining Debt, which amounts to US$[***]. These Products will be granted on January 1st each year and must be used within the same year of issue. The pilot Product price is set for the Term at a baseline charge price of USD [***] ([***]). The baseline charge value of the issued test Products shall be set-off against the outstanding Remaining Debt at the start of each year. During each year of the RLA the Debt will be reduced by the Products used once issued to OmnigenicsAI. At the end of each year the full entitlement of Products is deducted from the Remaining Debt irrespective if all Products are used.

Territories

Means all the countries of Latin America, which specifically includes Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Guatamala, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Uruguay and Venezuela, and all other countries in the Caribbean, excluding U.S. territories Puerto Rico and the U.S. Virgin Islands.

Right of First Offer

OmnigenicsAI will grant MultiplAI a right of first offer to commercialise Product in each country within the Territories that OmnigenicsAI decides not to commercialise Product.

OmnigenicsAI shall notify MultiplAI and MultiplAI will have the right to negotiate with OmnigenicsAI the terms pursuant to which MultiplAI would be allowed to commercialize in such country within 60 days after receiving such notice.

If OmnigenicsAI and MultiplAI do not agree to the terms within such 60-day period, the exclusivity will become a non-exclusivity in that country and MulplAI will be free to exploit the Products to any third party in that country (or countries).

Product Charge

A baseline charge in dollars per Product shall be included in the RLA which price shall be subject to agreed and industry standard price increases per year against price indexation or increase of costs.

End customer pricing

Subject to payment of the Product Charge to MultiplAI per Product, OmnigenicsAI is free to set the price to end-customers in the Territories and such Product may only be used for the Territories. Parties to agree mechanism to avoid unauthorised resale out of Territories.

Sales organisation and sales targets

OmnigenicsAI shall set-up and staff a competent business development and sales organisation and provide a plan to develop sales in the Territories (“Sales Plan”) and MultiplAI and OmnigenicsAI shall jointly discuss the best approach to market the Products in the Territories. OmnigenicsAI shall be responsible to set-up branches or entities to operate its business in the Territories, find customers and generate sales in the Territories at its own cost. The Parties shall establish annual targets in the RLA.

Wet lab Set-up Support	MultiplAI shall provide consultancy to support Omnigenics in establishing their wetlab pipeline in a chosen location in Argentina, subject to reimbursement of costs and expenses.
Data commercialisation	Revenue of the licensing and commercialisation of data generated from the Product shall be further defined and split equally on a 50 / 50 basis.
Sale Committee	The Parties shall establish a Sale Committee to meet on set periodic intervals and discuss progress against the Sales Plan, Sales Targets and development of business in the various Territories.
Marketing and Promotion	OmnigenicsAI’s obligations to actively market and promote the Product, including minimum marketing spend, strategies, and reporting requirements, subject to MultiplAI’s approval.
Sales Targets	Parties to agree and set minimum sales volume or revenue targets that OmnigenicsAI makes its best effort to achieve within a specified period per Territory,
Training and Support

Training programs and ongoing support provided by MultiplAI to OmnigenicsAI to ensure proper marketing, sales, and technical understanding of the Product. OmnigenicsAI must comply with all training requirements. Parties agree to initial training and set-up, any further training requirements can be chargeable services.

Additional consultancy	Additional consultancy at request at MultiplAI’s standard day rates or at a price as agreed.
Quality Standards	Parties to agree to quality standards which must be adhered to, including but not limited to, product handling, marketing practices, and customer service protocols.
Marketing and trademark and online presence	Terms governing the use of MultiplAI’s trademarks, logos and other material on marketing material and websites, etc.
Intellectual Property Rights	No IP is to be transferred under the RLA provided however that MultiplAI will grant a license to use its technology for selling the Products under the RLA.
Reporting Requirements	Parties to agree to regular reporting obligations, including sales reports, market, and performance metrics, to be provided at intervals agreed by the Parties.
Escalation and Dispute Resolution	Mechanisms escalating issues to senior managers and for resolving disputes, including negotiation, mediation, and arbitration processes.
Amendments	Conditions under which the agreement can be amended, requiring written consent from both parties.
Warranty and Liability

Warranties provided by MultiplAI regarding the Product, and limitations of liability for both parties under the agreement, with OmnigenicsAI assuming full responsibility for any misuse or non-compliance in the Territory.

Indemnification

OmnigenicsAI agrees to indemnify MultiplAI from any claims, damages, or liabilities arising from OmnigenicsAI’s operations, marketing practices, or services to customers except MutiplAI s gross negligence.

Cybersecurity Standards	Parties agree to set clear cybersecurity standards to ensure the protection of data, including implementing necessary security measures and reporting breaches immediately.
Compliance with Laws	OmnigenicsAI must comply with all applicable laws related to operations within the Territory, including data privacy, medical product regulations, and obtaining all necessary licences and permits.
Force Majeure	Clauses addressing the impact of unforeseen events (e.g., natural disasters, pandemics) on the parties’ obligations under the agreement, with clear procedures for notification and mitigation.
Transaction Documents

Transaction will be implemented through a RLA, the cancellation of the Credit Line, the termination of the SPAC and BCA and any other related documents.

The Parties will negotiate in good faith the provisions of such agreements, which shall be customary for transactions such as the Transaction.

Binding nature	This TS is a statement of mutual intention to proceed in good faith to execute the Transaction. This TS constitutes a binding obligation of the Parties.
Costs and expenses

Each Parties shall bear all their own costs and expenses incurred in connection with the Transaction, including the costs and expenses incurred in connection with the SPA, BCA and related documents and all legal and accounting fees and expenses, whether the Transaction is consummated or not.

Confidentiality

Obligations of both parties to protect confidential information shared during the term of the agreement and post-termination.

The Parties agree on their own behalf and on behalf of their respective agents and representatives, to use their best efforts to keep the existence of this TS and its contents confidential, except to the extent required by law or in response to a court order, and except to the extent any such information has become public and except as otherwise required or contemplated by this TS.

Governing Law and Jurisdiction/ Arbitration

This TS shall be governed by and construed in accordance with the laws of England and Wales without giving effect to the conflicts of law principles thereof that would require the application of the laws of any other jurisdiction.

Mechanisms for resolving disputes, including negotiation, mediation, and arbitration processes. All arbitration will be conducted by the London Court of International Arbitration.

[signature pages follow]

OmnigenicsAI Corp
Federico Trucco
Director:
Date:

OmnigenicsAILtd
Federico Trucco
President
Date:

MultiplAI Health Ltd
Name:
Title:
Date: